BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street
New York, New York 10286

January 8, 2025

BNY Mellon Investment Funds I

- BNY Mellon Small Cap Growth Fund

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation Agreement

To Whom It May Concern:

Effective January 31, 2025, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Small Cap Growth Fund (the "fund"), a series of BNY Mellon Investment Funds I (the "Trust"), as follows:

Until January 31, 2026, BNY Mellon Investment Adviser, Inc. will waive receipt of its fees and/or assume the direct expenses of the fund so that the direct expenses of none of the fund's share classes (excluding taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceeds 1.00%. On or after January 31, 2026, BNY Mellon Investment Adviser, Inc. may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Trust, on behalf of the fund, upon the approval of the Board of Trustees of the Trust and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to January 31, 2026, in the event of termination of the Management Agreement between BNYM Investment Adviser and the Trust on behalf of the fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/James Windels
James Windels

Director

Accepted and Agreed To:

BNY MELLON INVESTMENT FUNDS I,

On behalf of BNY Mellon Small Cap Growth Fund

By: /s/Sarah Kelleher

Sarah Kelleher

Secretary